Exhibit 99.1

Zoom® Telephonics Reports Results for the Second Quarter of 2015

Boston, MA, August 3, 2015 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading producer of cable modems and other communication products, today reported net sales of $2.59 million for the second quarter ended June 30, 2015 (“Q2 2015”), down 1.8% from $2.64 million for Q2 2014.  Zoom reported a net loss of $106 thousand or $0.01 per share for Q2 2015 compared to a net loss of $107 thousand or $0.01 per share for Q2 2014.

Gross profit was $0.85 million or 32.9% of net sales in Q2 2015, up from $0.80 million or 30.3% of net sales in Q2 2014.  Q2 2015 margins benefited from Zoom’s success in lowering its cost of goods for one of its cable modems.

Operating expenses were $931 thousand or 35.9% of net sales in Q2 2015, up from $884 thousand or 33.5% of net sales in Q2 2014.  Selling expenses increased $29 thousand to $384 thousand from Q2 2014 to Q2 2015 due to increased advertising costs, partially offset by decreases in salary and commission expenses.  General and administrative expenses increased $16 thousand to $254 thousand from Q2 2014 to Q2 2015 due primarily to increased legal costs and Zoom’s hiring of an investor relations firm.  Research and development expenses increased slightly from $291 thousand to $293 thousand from Q2 2014 to Q2 2015.

Zoom’s cash balance on June 30, 2015 was $252 thousand, up $114 thousand from December 31, 2014.  Zoom’s available line of credit was $1.25 million on June 30, 2015, of which $1.04 million was outstanding. Zoom’s $557 thousand decrease in net accounts receivable and $199 thousand increase in bank debt increased cash, while a $481 thousand increase in net inventory and net loss of $101 thousand decreased cash. Zoom’s current ratio was 1.8 on June 30, 2015 and 2.1 on December 31, 2014.

“Even with relatively flat revenues and a small operating loss for the quarter, it was a great quarter for Zoom,” said Frank Manning, Zoom’s President and CEO.  “We started shipments from a new cable modem factory, and we are pleased with the quality and overall strength of that supplier.  We’ve seen strong order momentum so far in Q3 2015.  Most important, in May we announced a very significant cable modem trademark agreement.  We expect this to increase our product development costs for the rest of 2015, and to yield a substantial return on this investment in 2016 and beyond.  We have an aggressive product development plan, and we’re making excellent progress in executing this plan.”

Zoom has scheduled a conference call for Tuesday, August 4th at 10:00 a.m. Eastern Time.   You may access the conference call by dialing (866) 393-7958 if you are in the U.S. and international callers may dial (703) 643-5255.  The conference ID is 2296839.  Shortly after the conference call, a recording of the call will be available on Zoom’s website at www.zoomtel.com/investor.

For additional information, please contact Investor Relations, Zoom Telephonics, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoomtel.com, or visit Zoom’s website at www.zoomtel.com/investor.

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communication products. For more information about Zoom and its products, please see www.zoomtel.com.

Forward Looking Statements

This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions.  Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TELEPHONICS, INC.

Condensed Balance Sheets

In thousands

(Unaudited)

	6/30/15	12/31/14

ASSETS

Current assets:

Cash	$252	$138
Accounts receivable, net	1,254	1,811
Inventories, net	2,206	1,725
Prepaid expenses and other	248	270

Total current assets	3,960	3,944

Property and equipment, net	62	67

Other assets	237	––

Total assets	$4,259	$4,011

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$1,039	$840
Accounts payable	922	727
Accrued expenses	222	285

Total current liabilities	2,183	1,852

Total liabilities	2,183	1,852

Stockholders’ equity:

Common stock and additional paid-in capital	34,290	34,272
Retained earnings (accumulated deficit)	(32,214)	(32,113)

Total stockholders’ equity	2,076	2,159

Total liabilities and stockholders’ equity	$4,259	$4,011

ZOOM TELEPHONICS, INC.

Condensed Statements of Operations

In thousands, except for per share data

(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/15	6/30/14	6/30/15	6/30/14

Net sales	$2,592	$2,641	$5,652	$5,787
Cost of goods sold	1,740	1,841	3,843	4,055

Gross profit	852	800	1,809	1,732

Operating expenses:
Selling	384	355	793	708
General and administrative	254	238	503	530
Research and development	293	291	564	599
Total operating expenses	931	884	1,860	1,837

Operating profit (loss)	(79)	(84)	(51)	(105)

Other income (expense), net	(23)	(20)	(46)	(35)

Income (loss) before income taxes	(102)	(104)	(97)	(140)

Income tax expense (benefit)	4	3	4	4

Net income (loss)	$(106)	$(107)	$(101)	$(144)

Earnings (loss) per share:
Basic Earnings (loss) per share	$(0.01)	$(0.01)	$(0.01)	$(0.02)
Diluted Earnings (loss) per share	$(0.01)	$(0.01)	$(0.01)	$(0.02)

Weighted average number of shares outstanding:

Basic	7,997	7,983	7,991	7,983
Diluted	7,997	7,983	7,991	7,983